March 10, 2022

Motorcycle Management Concepts LLC
Attn: Aaron Sprague
8509 Gunn Highway
Odessa, FL 33556
Phone 813-926-9937

LETTER OF INTENT - ACQUISITION OF MOTORCYCLE DEALERSHIP BUSINESSES

Dear Aaron:

This letter ("Letter of Intent") sets forth the basic preliminary terms between you (the "Seller") and Motos America Inc. (the "Buyer") regarding the purchase of the assets of the following businesses which you control:

Motorcycles of Orlando LLC
8901 Futures Dr.
Orlando, FL 32819

Motorcycles of Tampa LLC
8509 Gunn Hwy
Odessa, FL 33556

Motorcycles of Daytona LLC
118 E. Fairview Ave
Daytona Beach, FL 32114

Except as specifically set forth herein, this Letter of Intent shall not constitute an agreement between the Buyer and Seller, and no agreement shall be deemed to exist until execution of definitive asset purchase agreement(s) and/or management agreement(s) between yourself and the Buyer with regard to each of these businesses ("Business" or "Businesses").

Price for Good Will and Intangibles

The price that the Buyer offers to pay for the Businesses, including Good Will, intangible assets, all assigned franchise rights (including but not limited to BMW Motorcycles and Triumph Motorcycles) intellectual property, and the like is Four Million U.S. Dollars ($4,000,000.00) in cash, plus 200,000 shares of the common voting stock of Motos America Inc., valued at $5.00 per share, for a total of One Million Dollars ($1,000,000.00). ("Shares").

It is the intention of the Buyer to purchase the assets of all 3 of these businesses, however, the Buyer has tentatively assigned the following relative values to the 3 businesses: $2,500,000 plus 125,000 Shares for the Tampa business, $500,000 cash plus 25,000 Shares for the Daytona business, and $1,000,000 plus 50,000 Shares for the Orlando business.

Intangible Assets Included:

The Buyer will acquire all intangible assets and intellectual property of the Businesses which Buyer believes to be necessary to the future of these enterprises, including but not limited to:

- Websites
- Email Accounts
- URLs
- Social Media Accounts
- Trade-names and DBA's
- Trademarks
- Phone Numbers
- Customer Information and Data

Motorcycle Inventory Purchase

In addition to the Shares and the $4,000,000.00 cash purchase price, the Buyer will buy the new (untitled) motorcycle inventory as well as the retail-ready used motorcycle inventory of the Businesses. The specific amount to be determined prior to closing, which amount represents the cost as represented on the general ledger of the Businesses of that Motorcycle inventory. You will provide to the Buyer, prior to closing a separate schedule of both new and used motorcycle inventory. The Buyer reserves the right to decline to purchase such portion of the used motorcycle inventory as in his sole judgement does not constitute retail ready, or fair wholesale market value for such vehicles.

Parts and Accessories and Other Asset Purchase

In addition to the Shares and the $4,000,000.00 cash purchase price, and the purchase of new and used motorcycle inventory, the Buyer will pay approximately $2,005,000.00, the specific amount to be determined prior to closing, which represents the cost as represented on the general ledger of the Businesses for the Parts and Accessories inventory (up to 18 months old) FFE, special tools, company vehicles, leasehold improvements and work in process (WIP) at the at the time of closing.

Excluded Assets

The Buyer agrees to exclude the following business assets from inclusion in the sale:

- Cash on hand
- Bank accounts
- Accounts receivable

Real Estate

In-as-much as the Businesses currently operate in leased facilities, and as the Buyer desires to continue to operate the Businesses from their current locations, along with the purchase of

assets as described herein, the Buyer shall assume, or re-lease the premises of the Tampa and Daytona Businesses from other businesses that you control on 10 year terms, in the amount of $15,000.00 per month and $20,000.00 per month respectively. In addition, you will facilitate the assumption of the current lease on the location of the Orlando Business with the 3rd party from which you currently lease.

Anticipated Closing Date

October 1, 2022.

Earnest Money Deposit

Subject to the completion of due diligence by the Buyer, the buyer shall make a non-refundable deposit of $62,500 for the Tampa Business, $25,000 for the Orlando Business, and $12,500 for the Daytona Business as earnest money deposit ("Earnest Money") for your benefit. This deposit shall be made within 90 days from the date hereof.

Other Agreements

This Letter of Intent also evidences the intentions of the parties with respect to the following agreements:

1. Buyer will enter into a 3 year employment agreement with you to be the Dealership Director, at the rate of $180,000.00 per year. The agreement will contain the customary terms and conditions found in employment agreements in similar transactions and will provide for the usual non-competition and non-solicitation covenants to be entered into by the Company in favour of Buyer. The employment agreement will also include a stock option grant in the amount of 50,000 Shares to vest over a 3 year period.

2. On or before July 1st, 2022 you will enter into a management agreement with the Buyer for the operation of the 3 Businesses. The agreement will contain the customary terms and conditions found in management agreements in similar transactions.

3. Buyer will enter into a 10 year lease agreement with Tampa Motorcycle Properties LLC- at $15,000 per month, and an additional 10 year lease agreement with Daytona Motorcycle Properties LLC at $20,000 per month for the current locations of those two Businesses.

Predicate Conditions

This transaction is expressly subject to the following conditions:

a) The parties having entered into definitive agreements containing such representations and warranties as are required by Buyer, acting reasonably;

b) There being of no material adverse change in the business or financial condition or operations of the Company and the Business from the date of this Letter of Intent to the date of closing;

c) A due diligence review of the business and assets of the Company and the Businesses as Buyer deems necessary and complete satisfaction of Buyer with the results thereof. To this end, you agree that:
   i. You will provide a complete and comprehensive list of all liabilities of the Businesses to the Buyer,
   ii. You will provide a complete and comprehensive list of all encumbrances on the assets of the of the Businesses to the Buyer,
   iii. You will provide a complete and comprehensive list of all persons or entities that may have claim to equity participation in the Businesses,
   iv. You will provide a complete and comprehensive list of all litigation, threatened or pending against you or the Businesses, and
   v. You will provide to the buyer such other information as they may, from time to time require to complete their due diligence.

d) You providing Buyer with a complete list of assets and equipment of the Business, and complete access to the books and records of the Businesses;

e) Approval of the various brand Frachisors of the anticipated transactions.

Upon execution of this Letter of Intent by yourself, the paragraphs subsequent to this one will constitute legally binding and enforceable agreements of Buyer and yourself. These agreements shall be in effect for a term of 90 days from the date set out below and shall continue thereafter until terminated by either party following 15 days prior written notice.

During the term hereof, you will not directly or indirectly solicit, initiate, or to participate in discussions or negotiations with any person or company other than the Buyer concerning any sale or similar transaction involving the Businesses. During such time, you will conduct the Business in the ordinary course without any material changes in its operations.

During the term hereof, each of the undersigned agree to use its best efforts to negotiate definitive agreements carrying out the intent of this Letter of Intent and to consummate the transactions described above.

Prior to the parties entering into the contemplated definitive agreements, all parties to this Letter of Intent shall use their best efforts to retain the confidentiality of these negotiations and the proposed transaction.

BUYER	SELLER
Motos America Inc.	
Vance Harrison, Chief Executive Officer	Aaron Sprague Managing Member